Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Jerash Holdings (US), Inc. on Form S-3 (File No. 333-258447, File No. 333-264265 and File No. 333-231395) and the Registration Statements on Form S-8 (File No. 333-223916 and File No. 333-255028) of our report dated June 28, 2024 with respect to our audits of the consolidated financial statements as of March 31, 2024 and 2023 and for the years ended March 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of Jerash Holdings (US), Inc. for the year ended March 31, 2024.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

June 28, 2024